* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN [_].


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                                LICENCE AGREEMENT
THIS AGREEMENT is made the 12th day of April, 2005 BETWEEN:

1 XENOVA LIMITED a company incorporated in England and Wales whose registered office is at 957 Buckingham Avenue, Slough, Berkshire SLl 4NL, England ("Xenova"); and

2 PHARMAENGINE, INC. a company incorporated in Taiwan, Republic of China whose principal place of business is at 16F, No. 237 Sung-Chiang Road, Taipei 104, Taiwan, Republic of China ("PharmaEngine").

WHEREAS:

A. Xenova has a certain pharmaceutical product (defined below as the "Licensed Product") under development for use in the therapy and prophylaxis of brain cancers.

B. Xenova wishes to grant to PharmaEngine, and PharmaEngine wishes to accept, an exclusive licence to develop in accordance with the Development Plan, market, promote, distribute, sell and/or sub-license the Licensed Product in the Indications in the People's Republic of China and in the Republic of Korea (together defined below as the "Territory"), upon and subject to the terms contained in this Agreement.

C. To the extent (if any) that Xenova is free to grant such rights, Xenova is willing to grant to PharmaEngine, and PharmaEngine wishes to accept, an option to extend the Territory to include Taiwan, upon and subject to the terms contained in this Agreement (including Clause 2.4).

D. Xenova and PharmaEngine wish to collaborate in the further development of the Licensed Product as may be required to obtain marketing authorisations for the Licensed Product in the Indications in the Territory.

NOW IT IS HEREBY AGREED as follows:

1      DEFINITIONS

1.1    In this Agreement, unless the context otherwise requires:

       1.1.1 "ADVERSE EVENT" means any unfavourable and unintended sign (including an abnormal laboratory finding), symptom or disease associated with the administration of a medicinal product whether or not considered related to the Licensed Product;

       1.1.2 "API", OR "ACTIVE PHARMACEUTICAL INGREDIENT" shall mean CRM107 conjugated to human transferrin;

       1.1.3 "AFFILIATE" means in relation to either Party any person who directly or indirectly controls, is controlled by or is under common control with that Party. A person shall be regarded as in control of another person if it owns directly or indirectly more than 40% (forty per cent) of the voting stock or other ownership or income interest of another person or if it directly or indirectly possesses the power to direct or cause

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              the direction of the management and policies of another person by any means whatsoever;

       1.1.4 "BUSINESS DAY" means a day other than a Saturday, Sunday, Bank Holiday or other public or national holiday in England or the Territory;

       1.1.5 "COMMERCIAL LAUNCH" shall mean the first shipping by PharmaEngine, its Affiliate or Sub-Licensee of the Licensed Product to its wholesalers in each country of the Territory in such commercial quantities of the Licensed Product as may reasonably be appropriate to establish the Licensed Product throughout the Territory;

       1.1.6 "COMMERCIALLY REASONABLE EFFORTS" shall mean exerting such effort and employing such resources as would normally be exerted or employed by a reasonable third party pharmaceutical company for a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific, business and medical practice and judgment in order to develop the product in a timely manner and maximize the economic return to the Parties from its commercialisation.

       1.1.7 "COURSE" means a course of treatment of a patient with Licensed Product that consists of two treatments, each of not more than 27 micrograms of API;

       1.1.8  "CRM 107" means single point mutated diphtheria toxin;

       1.1.9 "DEVELOPMENT PLAN" means a plan for the undertaking of all appropriate activities for the development of Licensed Product in the Territory, to be prepared in accordance with Clause 4.3, and which shall include detailed plans covering the activities summarised in Schedule 2;

       1.1.10 "DOSSIER" means, in respect of each country, the master regulatory dossier relating to the Licensed Product prepared by or on behalf of either Party in connection with obtaining the Marketing Authorisations for the Licensed Product in and outside of the Territory, including relevant Programme Data;

       1.1.11 "Effective DATE" means 12th April 2005;

       1.1.12 "EU" means the European Union and each of the member states from time to time of the European Union;

       1.1.13 "FILING DATE" means the date upon which a Dossier for the Licensed Product is submitted by or on behalf of PharmaEngine in support of an application for the Marketing Authorisation of the Licensed Product in any part of the Territory;

       1.1.14 "FORCE MAJEURE" means in relation to either Party any circumstances beyond the reasonable control of that Party including without limitation any strike, lock-out or other form of industrial action, act of God, war, riot, accident, fire, flood, earthquake, explosion or government action;

       1.1.15 "GBM" means glioblastoma multiforme;

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       1.1.16 "ICH GUIDELINES" means the guidelines established from time to time by the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use;

       1.1.17 "INDICATIONS" means the Initial Indications and any Other Indications;

       1.1.18 "INITIAL INDICATIONS" means each indication within the general area of the treatment of brain tumours in humans including the following indications:

              (a)    recurrent, non-resectable GBM in adult humans;

              (b)    newly diagnosed GBM in adult humans;

              (c)    metastatic GBM in adult humans; and

              (d)    each of the indications referred to in paragraphs (a) to
                     (c) above in humans under the age of 18 years;

       1.1.19 "INTELLECTUAL PROPERTY" means all patents, claims in patents, registered designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, design right, inventions, confidential information (including Know how) and any other similar right (but excluding any Trademarks) situated in any country of the world;

       1.1.20 "JDCC" means a Joint Development and Commercialisation Committee to be formed in accordance with Clause 4.2;

       1.1.21 "KNOW-HOW" means all information relating to the API and/or the Licensed Product not in the public domain of whatsoever nature, including any such information contained in the Dossier and including any pre-clinical and clinical data;

       1.1.22 "LAUNCH DATE" means each date of Commercial Launch by PharmaEngine of the Licensed Product in each country of the Territory after all necessary Marketing Authorisations have been obtained by PharmaEngine;

       1.1.23 "LIBOR" means the rate per annum (rounded upwards if necessary to the next higher 1/100th of 1%) which is the average of the inter bank offered rates for US Dollar deposits in the London inter bank Euro Dollar Market for a period of five consecutive Business Days as reported in the Financial Times newspaper in its "Money Rates" column on the relevant date or if the Financial Times does not publish such rate for any reason, such rate as is quoted by Reuters at 10.00 am (London time) on such date or (if the relevant date is not a Business Day) on the first Business Day following the relevant date;

       1.1.24 "LICENSED PRODUCT" means any pharmaceutical product in finished dosage or in finished dosage package form ready for sale to third parties which consists of or contains the API for human use

       1.1.25 "MARKETING AUTHORISATION" means such formal approvals from the State Food and

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              Drug Administration (People's Republic of China), Korean Food and
              Drug Administration (Republic of Korea) or Department of Health (Taiwan), as applicable, as are necessary for the commercial marketing, sale and use of the Licensed Product in the Territory;

       1.1.26 "MARKETING AUTHORISATION APPLICATION" means an application for Marketing Authorisation in any country of the Territory;

       1.1.27 "MARKETING PLAN" means a plan for the undertaking of all appropriate activities for commercialisation of Licensed Product in the Territory, including pre-launch and post-launch marketing and sales activities, to be prepared in accordance with Clause 4.3;

       1.1.28 "MEDICAL AFFAIRS LIAISON" means persons appointed by Xenova and PharmaEngine to communicate with each other with regard to information to be exchanged pursuant to Clause 7.1;

       1.1.29 "Net SALES" means all monies invoiced to the ultimate purchaser by PharmaEngine or its Affiliates or any Sub-Licensees or their respective agents or distributors, in respect of the sale of the Licensed Product less the following items to the extent that they are actually paid or allowed and specified on any documents related to such sale:

              (a)    normal discounts actually granted;

              (b) credit actually allowed for any Licensed Product returned or not accepted by customers on quality grounds;

              (c) packaging, transportation and prepaid insurance charges on shipments or deliveries to customers;

              (d) cost of samples for regulatory testing, promotional and hospital listing purposes as set out in the Marketing Plan from time to time; and

              (e) sales or value added taxes actually incurred and paid by PharmaEngine, its Affiliates or any Sub-licensees in connection with the sale or delivery of the Licensed Products to customers;

              Provided that the total, aggregate amount of deductions under paragraphs (a), (b) and (c) above with respect to any unit of Licensed Product shall not exceed 10% of the sale price.

       1.1.30 "OTHER INDICATIONS" means any indications in respect of tumours in humans, other than brain tumours, that the Parties may agree from time to time in writing shall be licensed to PharmaEngine as Other Indications under this Agreement;

       1.1.31 "PARTIES" means Xenova and PharmaEngine, and "Party" means either of them;

       1.1.32 "PERMITS" means all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons in connection with the

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              development, use, importation, promotion, marketing, sale and supply of Licensed Product in each country of the Territory;

       1.1.33 "PIVOTAL TRIAL" means a controlled pivotal clinical study of a Licensed Product which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to obtain Marketing Authorisation for such Product;

       1.1.34 "PIVOTAL TRIAL INITIATION" means the first dosing of the first patient in a Pivotal Trial;

       1.1.35 "PIVOTAL TRIAL COMPLETION" means completion of the final report of a Pivotal Trial;

       1.1.36 "PLANS" means the Development Plan and the Marketing Plan;

       1.1.37 "PHARMAENGINE TRADEMARK" means any Trademark proprietary to PharmaEngine used on products marketed by PharmaEngine (in addition to any Trademark identifying the product) to identify PharmaEngine as the holder of a Marketing Authorisation for such product;

       1.1.38 "PRODUCT TRADEMARK" means any Trademark selected by PharmaEngine in respect of the Licensed Product in the Territory and notified to Xenova under the terms of Clause 9.1;

       1.1.39 "PROGRAMME DATA" means the data from any Programme Trials and any other test data related thereto and any other documentation or correspondence relating to any Programme Trials of the Licensed Product conducted by or on behalf of either Party and all Know-how in respect of the same;

       1.1.40 "PROGRAMME TRIALS" means such clinical testing (including toxicological, stability, pharmacological and clinical studies in human beings) as may be required to be carried out and/or produced by or on behalf of either Party in connection with obtaining the Marketing Authorisation for the Licensed Product either inside or outside of the Territory, and which in the case of such clinical testing inside the Territory shall be conducted in accordance with the Development Plan from time to time;

       1.1.41 "QUARTER" means each three calendar-month period in any year during the term of this Agreement ending on 31st March, 30th June, 30th September and 31st December in each year and "QUARTERLY" has a corresponding meaning;

       1.1.42 "REGULATORY AUTHORITY" means the body with responsibility for granting the Marketing Authorisations of the Licensed Product in each country of the Territory;

       1,1.43 "ROYALTIES" means the royalties payable to Xenova in accordance with Clause 11.3;

       1.1.44 "SERIOUS ADVERSE EVENT" means an Adverse Event that:

              (a)    results in death;

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              (b)    is life-threatening;

              (c)    requires prolongation of existing hospitalization;

              (d) results in persistent or significant disability or incapacity; or

              (e)    results in congenital anomaly or birth defect;

              and/or other medically significant events that may jeopardise the patient or may require intervention to prevent one of the outcomes listed in the previous paragraphs of this definition;

       1.1.45 "SUB-LICENCE" means any sub-licence agreement entered into by PharmaEngine and a Sub-Licensee, pursuant to which PharmaEngine grants such Sub-Licensee rights to co-develop, market, promote, distribute and/or sell the Licensed Product in the Territory, or any part thereof;

       1.1.46 "SUB-LICENSEE" means any person (including distributors) to whom PharmaEngine has directly or indirectly, granted rights to co-develop, market, promote, distribute and/or sell the Licensed Product in the Territory, or any part thereof;

       1.1.47 "SUPPLY AGREEMENT" means the supply agreement between the Parties to be entered into in accordance with Clause 8;

       1.1.48 "TERRITORY" means the People's Republic of China and the Republic of Korea and, if PharmaEngine validly exercises an option in accordance with Clause 2.4, Taiwan;

       1.1.49 "TRADEMARKS" means trade names, logos and marks (both registered and unregistered) and rights in respect thereof, including rights to prevent passing off, rights to prevent unfair competition and similar rights in respect of goods and/or services;

       1.1.50 "XENOVA INTELLECTUAL PROPERTY" means such rights as Xenova may have (whether as owner or licensee) in the Territory at the Effective Date or thereafter in any Intellectual Property with respect to the API and/or the Licensed Product, and including:

              (a) any patent(s) and patent application(s) that may be filed by Xenova in the Territory during the term of this Agreement with respect to the API and/or the Licensed Product, including all extensions, additions and divisions thereof; and

              (b)    the Know-how; and

              (c) any other rights (other than Trademarks) that may protect any aspect of the API and/or the Licensed Product or its marketing in the Territory, including (where applicable) property rights in materials and data exclusivity rights.

       1.1.51 "Year" means a calendar year commencing from 1st January.

1.2    In this Agreement unless the context otherwise requires:

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       1.2.1  references to "this Agreement" shall mean this Agreement and any and all Schedules to it as may be varied from time to time in accordance with its provisions;

       1.2.2 all references to a particular Clause, Schedule or paragraph shall be a reference to that Clause, Schedule or paragraph in this Agreement;

       1.2.3 words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and vice versa;

       1.2.4 headings are for convenience only and shall be ignored in interpreting this Agreement;

       1.2.5 unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

       1.2.6 the words "include" or "including" are to be construed without limitation to the generality of the preceding words;

       1.2.7 references to a statute include any statutory modification, extension or re-enactment of that statute; and

       1.2.8 any reference to "writing" or any cognate expression includes a reference to any communication effected by facsimile transmission, electronic mail or similar means.

2      GRANT OF LICENCE AND OPTION

2.1 Licence. Xenova hereby grants to PharmaEngine an exclusive licence under the Xenova Intellectual Property to develop in accordance with the Development Plan, market, promote, distribute and sell the Licensed Product for the Indications in the Territory during the term of this Agreement.

2.2 Development Sub-licences. PharmaEngine may grant Sub-licences under the licence granted in Clause 2.1. If such sub-license of the Xenova Intellectual Property includes a sub-licence to develop and/or apply for and hold regulatory approval(s) for the Licensed Product for the Indications in the Territory, such sub-license shall require the prior written agreement of Xenova. Without limiting Xenova's rights under the previous sentence of this Clause:

       2.2.1 Xenova may require that it be added as a party to any Sub-licence and/or may require that terms be included to provide that the Sub-licence shall survive any termination of this Agreement as an agreement between Xenova and the Sub-licensee directly.

       2.2.2 PharmaEngine shall keep Xenova fully and promptly informed of all material discussions with potential Sub-licensees and, if so required by Xenova, shall facilitate Xenova's involvement in such discussions.

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2.3    Appointment of distributors.

       2.3.1 PharmaEngine may appoint distributors for Licensed Products in the Territory with Xenova's prior written agreement. Such agreement will be deemed to be automatically given if the distribution agreement contains the minimum obligations referred to in Clause 2.3.2.

       2.3.2 Prior to the appointment of the first distributor for Licensed Products in the Territory, Xenova will prepare, and notify PharmaEngine of, a list of minimum obligations for distribution agreements in the Territory, in order to protect Xenova's interests outside the Territory.

2.4 Option. Xenova confirms that it has granted to another company an option ("Third Party Option") to acquire a licence to market the Licensed Product in Taiwan. Xenova shall notify PharmaEngine if the Third Party Option lapses. During the period of 60 (sixty) days from the date of such notification by Xenova ("Option Period"), PharmaEngine may notify Xenova in writing that it wishes to extend the Territory, under this Agreement, to include Taiwan. If PharmaEngine so notifies Xenova within the Option Period, the Parties shall negotiate in good faith within 60 (sixty) days of the notification by PharmaEngine of the terms of an agreement between them ("Amending Agreement") under which the definition of Territory set out in Clause 1 shall be amended to include Taiwan. If PharmaEngine fails to so notify Xenova within the Option Period, or if (having notified Xenova within the Option Period) the Parties fail to enter into an Amending Agreement during the Option Period, PharmaEngine's rights under this Clause 2.4 shall lapse.

3      DISCLOSURE OF TECHNICAL INFORMATION AND OTHER KNOWHOW

3.1 Initial disclosure. Promptly after execution but within 90 (ninety) days at the latest following the Effective Date, Xenova shall make available for collection by PharmaEngine any and all technical information in its possession relating to API and/or the Licensed Product, which has not yet been disclosed to PharmaEngine, including but not limited to pre-clinical data, Programme Data, clinical development plan, Know-how and Dossier, if any, for API and/or the Licensed Product. It is, however, agreed and understood that Xenova is required to disclose to PharmaEngine any such technical information relating to the manufacture of API and the Licensed Product only to the extent that PharmaEngine is required to incorporate such information in its documents to be submitted to the Regulatory Authority in the Territory for commencing the Programme Trials of the Licensed Product or in the Dossier to be filed with the Regulatory Authority for Marketing Authorisation in the Territory.

3.2 Subsequent disclosure. Xenova shall also disclose to PharmaEngine within 90 (ninety) days all of such technical information which Xenova may develop or acquire during the term of this Agreement, including all of such technical information that Xenova will obtain from its sub-licensee(s), if any, outside of the Territory, unless prevented by the terms of its agreement with such sub-licensee. It is, however, agreed and understood that Xenova is required to disclose to PharmaEngine any such technical information relating to the manufacture of API and the Licensed Product only to the extent that PharmaEngine is required to incorporate such information in its documents to be submitted to the Regulatory Authority in the Territory for commencing the Programme Trials of the Licensed Product or in the Dossier to be filed with the Regulatory Authority for Marketing Authorisation in the Territory.

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3.3    Use of information. PharmaEngine shall have the right to use such technical information disclosed to it pursuant to Clauses 3.1 and 3.2 for the purpose of this Agreement and to disclose it to its Sub-Licensees for their use for the purpose of this Agreement, subject to Clause 13.

3.4 PharmaEngine data. All Programme Data generated by PharmaEngine hereunder shall solely belong to PharmaEngine. PharmaEngine shall disclose to Xenova within 90 (ninety) days all of such technical information which PharmaEngine may develop or acquire during the term of this Agreement in relation to the API and/or Licensed Product, including all of such technical information that PharmaEngine will obtain from its Sub-licensee(s). Xenova shall have the right (without payment to PharmaEngine or any other person) to use, and (in the case of (b) below) permit its licensees and contractors outside the Territory to use, such technical information for the purposes of (a) performing its activities under this Agreement, and (b) developing and obtaining regulatory approval for Licensed Product outside the Territory.

3.5 Investigator training. Xenova shall provide PharmaEngine with the training described in Schedule 1 Part B, subject to the provisions of
       Schedule 1 Part B.

4      DEVELOPMENT AND COMMERCIALISATION

4.1    Diligence obligations generally.

       4.1.1 PharmaEngine shall be responsible for funding and managing, and shall diligently pursue, all development, registration, marketing (both pre- and post-launch), promotion, distribution and sales activities in respect of Licensed Product in the Indications in the Territory. Such activities shall include:

              (a) The conduct of the Programme Trials and the development and creation of the Dossier for the Licensed Product in the Territory, all in accordance with ICH Guidelines and all applicable laws and regulations in the Territory;

              (b)    The milestones referred to in Clause 4.4;

              (c)    The specific activities referred to in Clauses 5 and 6;

              (d) The appointment of Sub-licensees and distributors, where applicable; and

              (e) The commercialisation of the Licensed Product in the Territory, including marketing and sales activities, whether itself or through its Sub-licensees and distributors.

       4.1.2 If, at any time, Xenova considers that PharmaEngine has not diligently pursued the activities described in Clause 4.1.1 or has failed to comply with any obligations under Clauses 4.3.6 or 6.1, Xenova may refer to an independent expert the following questions:

              (a) whether PharmaEngine has met its obligations under those clauses; and if not

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              (b)    what actions the expert proposes PharmaEngine should take
                     in order to meet its obligations under those clauses.

       4.1.3 The independent expert shall be appointed in accordance with the provisions of Schedule 4.

       4.1.4 If the expert determines that PharmaEngine has failed to comply with its obligations under this Clause 4, and if PharmaEngine fails to take the actions proposed by the expert pursuant to Clause 4.1.2(b) within 3 (three) months of the expert giving his decision in accordance with Schedule 4, Xenova shall he entitled, by giving, at any time within 3 (three) months after the end of that 3 (three) month period, not less than 1 (one) month's notice to terminate this Agreement.

       4.1.5 The provisions of Clauses 4.1.2 to 4.1.4, and the exercise of the rights under those clauses, shall be without prejudice to any rights that Xenova may have to claim damages in the event that PharmaEngine is in breach of any of its obligations under Clause 4.1, 4.3.6 or 6.1.

4.2 Joint Development and Commercialisation Committee

       4.2.1 Within 15 (fifteen) days after the Effective Date, the Parties shall establish a Joint Development and Commercialisation Committee ("JDCC"), by each Party designating its initial members to serve on the JDCC and notifying the other Party of its dates of availability for the first meeting of the JDCC. The purpose of the JDCC shall be to oversee the development and commercialisation of Licensed Product in the Indications in the Territory in accordance with the Plans. The JDCC shall consist of up to 3 (three) representatives designated by each Party. Each representative shall have relevant and appropriate expertise in order to oversee the development of the Licensed Product, and in particular one representative of each Party shall be that Party's project leader/manager, one shall have clinical development experience and one shall have commercial experience.

       4.2.2 If a representative of a Party is unable to attend a meeting of the JDCC, such Party may designate an alternate to attend such meeting. In addition, each Party may, at its discretion, invite a reasonable number of other employees, consultants or scientific advisors to attend the meetings of the JDCC, provided that such invitees are bound by appropriate confidentiality obligations. Each Party may change one or all of its representatives to each JDCC at any time upon notice to the other Party.

       4.2.3 The JDCC shall meet not less than 3 (three) times per Year, and at such other times as either Party may reasonably request. In addition, the Parties shall hold a preliminary meeting of the JDCC as soon as reasonably practicable, but in no event later than 90 (ninety) days after the Effective Date. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference; provided, however, that there shall be at least 1 (one) face-to-face meeting per Year.

       4.2.4  During the term of this Agreement, the JDCC shall:



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              (a)    review and recommend to the Parties the overall development and commercialisation strategy for the Licensed Product in the Indications in the Territory;

              (b) review and approve the Plans (including the resources to be allocated and the timelines contained in the Plans);

              (c) facilitate the transfer of Know-How between the Parties for purposes of conducting the Development Plan;

              (d) regularly assess the progress of PharmaEngine in its conduct of the Plans;

              (e) seek to coordinate the clinical trials to be conducted by PharmaEngine with other clinical trials for Licensed Product being conducted outside the Territory; and

              (f) oversee such other activities as are contemplated under this Clause 4 and Clauses 5 and 6.

       4.2.5 The JDCC shall seek unanimous agreement among its members of all matters brought before it. If all members (whether or not present at a meeting) are not able to agree on any matter brought before it, either Party may refer the matter to the Chief Executives (or other nominated officers) of each Party, who shall discuss and seek to agree the matter in dispute. If they are unable to agree the matter:

              (a) Xenova shall have the final decision on any matter, except for the pricing of the Licensed Product within the Territory, that in its reasonable opinion would affect the development or commercialisation of Licensed Product outside the Territory; and

              (b) On any matter that does not fall within paragraph (a), either Party may refer the matter for determination by an expert in accordance with the provisions of Schedule 4.

4.3 Development Plan and Marketing Plan

              4.3.1 PharmaEngine shall within 90 (ninety) days following the Effective Date, discuss with Xenova (in the JDDC) and determine a Development Plan and a Marketing Plan (which shall include detailed marketing plans for pre-launch activities and an outline of post-launch activities) for each country of the Territory together with a timetable and budget for all required actions and the anticipated Filing Date for the Licensed Product in each country of the Territory.

              4.3.2 By November 30th in each Year, PharmaEngine shall submit to the JDCC both an updated Development Plan and an updated Marketing Plan that will include detailed activities and a budget for the coming Year, as well as an update of all other sections

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                     of the plan. From time to time Xenova may reasonably
                     require PharmaEngine to provide more detailed descriptions or explanations of any matter covered by the Plans;

              4.3.3 By July 20th in each Year, PharmaEngine shall submit to the JDCC a report detailing the progress that it has made against the activities listed in the Plans during the first 6 (six) months of that Year;

              4.3.4 By January 20th in each Year, PharmaEngine shall submit to the JDCC a report detailing the progress that it has made against the activities listed in the Plans during the 12 (twelve) months of the previous Year;

              4.3.5 Not less than 12 (twelve) months prior to the anticipated date of Commercial Launch, as set out in the Development Plan, PharmaEngine shall prepare a full Marketing Plan which shall include a description of the positioning of the Licensed Product, sales materials, trade show support and educational campaigns for the Licensed Product in the Territory and a sales forecast for the Year covered by such Marketing Plan; thereafter, the updated Marketing Plan to be provided under Clause 4.3.2 shall be a full Marketing Plan;

              4.3.6 PharmaEngine shall use Commercially Reasonable Efforts to implement the Plans in accordance with a timetable agreed in the Plans and also in accordance with the terms of this Agreement;

       4.4 Development Milestones. In addition to its obligations under the Plans, PharmaEngine shall achieve the following development milestones in any part of the Territory:

              4.4.1 Submission of an IND containing a clinical trial protocol for a Phase II trial for the Licensed Product in the Territory to regulatory authorities within 4 (four) months after the transfer of any such technical information that PharmaEngine is required to incorporate in its documents to be submitted to the Regulatory Authority in the Territory for commencing the Programme Trials of the Licensed Product;

              4.4.2 Pivotal Trial Initiation by the 2nd (second) anniversary of the Effective Date;

              4.4.3 Pivotal Trial Completion within 2 (two) years 6 (six) months of Pivotal Trial Initiation;

              4.4.4  Filing of a Marketing Authorisation Application within 2
                     (two) months of Pivotal Trial Completion; and

              4.4.5 Commercial Launch within 2 (two) months of obtaining Marketing Authorisation.

5 MARKETING AUTHORISATIONS

5.1 Obtain Marketing Authorisation. PharmaEngine shall use all best endeavours to obtain Marketing Authorisations for the Licensed Product in each of the Indications in each country of the Territory, including obtaining "accelerated review" of each Marketing Authorisation Application, where applicable.

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5.2    Amending the Dossier, etc. PharmaEngine shall be solely responsible for effecting (at its sole cost and expense) such amendments to the Dossier as may be required after filing with the appropriate Regulatory Authority in the Territory to procure that the Dossier complies with and satisfies the requirements of the Regulatory Authority in connection with obtaining Marketing Authorisations for the Licensed Product in each of the Indications in each country of the Territory.

5.3 Copy documents to Xenova. PharmaEngine shall furnish to Xenova promptly, and in any event on Xenova's written request, a copy of all material correspondence and documents provided to, and received from the Regulatory Authority in each country of the Territory, including the Dossier and a copy of any supplemental documents submitted to the Regulatory Authority in the Territory in respect of such Dossier.

5.4 Data exclusivity. PharmaEngine shall use all reasonable endeavours to procure and maintain the maximum period of data exclusivity in the Territory in respect of the Dossiers filed by PharmaEngine in connection with any application for or the maintenance of any Marketing Authorisation of the Licensed Product in the Territory, including obtaining "orphan drug status", where applicable.

6      MARKETING

6.1 Marketing diligence. PharmaEngine shall during the term of this Agreement at its own cost, use Commercially Reasonable Efforts to:

       6.1.1 initiate, extend, develop, promote and maximise sales of the Licensed Product in the Territory and not to do anything which may hinder or interfere with such sales;

       6.1.2 achieve the sales forecasts contained in the relevant annual Marketing Plan;

       6.1.3 allocate such promotional and sales resources and such technical support for the promotion, marketing and sales of the Licensed Product as may reasonably be required to maximise sales of the Licensed Product in the Territory.

6.2 Compliance with laws. PharmaEngine agrees and undertakes to market, sell and distribute the Licensed Product in the Territory entirely in accordance with the Marketing Authorization of the Licensed Product and any other applicable laws, restrictions and regulations.

6.3 Attendance at conferences. Xenova shall have the right at its own expense to undertake or send one or more representatives to any exhibition, scientific symposium and conference related to the Licensed Product in the Territory in collaboration with PharmaEngine.

7      PRODUCT SAFETY AND LIABILITY

7.1 Medical affairs liaison. Within 60 (sixty) days of the Effective Date, each Party shall appoint a primary liaison person ("Medical Affairs Liaison") to communicate with each other with regard to information to be exchanged pursuant to this Clause 7.

7.2 Central database. PharmaEngine shall be responsible for the maintenance of the central database for the Territory regarding all adverse drug reactions, suspected adverse drug


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       reactions and other medical and technical information relevant to the safety of the Licensed Product and shall make the central database available to Xenova's Medical Affairs Liaison or such other Xenova representatives as agreed upon from time to time in writing between the Parties.

7.3 Adverse Events outside the Territory. During the term of this Agreement, Xenova shall inform PharmaEngine of any Adverse Event (actual or suspected) in respect of the Licensed Product anywhere in the world outside of the Territory about which Xenova obtains information in accordance with the following:

       7.3.1 any Serious Adverse Event information obtained by Xenova concerning drug reactions that are life-threatening or cause death shall be reported to PharmaEngine's Medical Affairs Liaison by telephone or in writing within 2 (two) days after initial determination by Xenova that the Adverse Event is serious;

       7.3.2 any Serious Adverse Event information obtained by Xenova and not falling within Clause 7.3.1 shall be reported to PharmaEngine's Medical Affairs Liaison by telephone or in writing within 5 (five) Business Days after initial determination by Xenova that the Adverse Event is serious; and

       7.3.3 any non serious Adverse Event information obtained by Xenova shall be reported to PharmaEngine's Medical Affairs Liaison in writing within 90 (ninety) days after the initial receipt by Xenova of the information;

       7.3.4 Xenova's reports shall contain any relevant information reasonably required by PharmaEngine to meet the requirements of the Regulatory Authority in the Territory with respect to the adverse drug reaction reports and ICH periodic drug safety updates.

7.4 Adverse Events in the Territory. During the term of this Agreement, PharmaEngine shall inform Xenova of any Adverse Event (actual or suspected) in respect of the Licensed Product in the Territory about which PharmaEngine obtains information in accordance with the following:

       7.4.1 any Serious Adverse Event information obtained by PharmaEngine concerning drug reactions that are life-threatening or cause death shall be reported to Xenova's Medical Affairs Liaison by telephone or in writing in English within 2 (two) days after initial determination by PharmaEngine that the Adverse Event is serious;

       7.4.2 any Serious Adverse Event information obtained by PharmaEngine not falling within Clause 7.4.1 shall be reported to Xenova's Medical Affairs Liaison by telephone or in writing in English within 5
              (five) Business Days after initial determination by PharmaEngine that the Adverse Event is serious; and

       7.4.3 any non serious Adverse Event information shall be reported to Xenova's Medical Affairs Liaison in writing in English within 90 (ninety) days after the initial receipt by PharmaEngine of the information;

       7.4.4 PharmaEngine's reports shall contain any relevant information reasonably required



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              by Xenova to meet the requirements of CIOMS I expedited adverse drug reaction reports and ICH periodic drug safety updates.

7.5 Notifying events, etc. PharmaEngine shall have responsibility for investigating adverse drug reactions associated with the Licensed Product in the Territory and for reporting them to the Regulatory Authorities in the Territory, where appropriate, in accordance with the laws and regulations of the Territory and for effecting any required safety updates of the Licensed Product in the Territory. Each Party shall promptly deliver to the other all correspondence that it receives from any Regulatory Authorities relating to the safety of the Licensed Product except for procedural, non-substantive communications. The Parties shall agree in writing, and comply with, detailed written procedures for communicating Serious Adverse Events, Adverse Events and other safety information.

7.6 Licensed Product recall. PharmaEngine may at its discretion and will if requested to do so by Xenova, recall any Licensed Product in the Territory. The costs and expenses incurred by PharmaEngine and/or Sub-Licensees in connection with such recall shall be borne by PharmaEngine, unless such recall is both:

       7.6.1 requested by Xenova or the Regulatory Authorities in the Territory; and

       7.6.2 does not arise from any material breach of this Agreement by PharmaEngine or any material breach of the Sub-licence by the Sub-Licensee, or any negligence or intentional misconduct on the part of PharmaEngine or its Sub-licensee;

       in which cases Xenova shall reimburse to PharmaEngine all of such costs and expenses.

7.7 Product liability insurance. PharmaEngine shall insure the Licensed Product against all product liability claims to be in compliance with the laws and regulations in each country of the Territory (including both clinical trials insurance and product liability insurance) arising in respect of the Licensed Product supplied by PharmaEngine in the Territory, regardless of whether or not arising as a result of the negligence or breach of this Agreement by PharmaEngine. Such insurance shall be with a reputable insurer to whom Xenova does not object and the insurance coverage, in the case of clinical trials insurance shall be not less than the amount(s) required by the laws and regulations of each country of the Territory, and, in the case of product liability insurance, shall not be less than US[_] or such higher amount as is generally considered appropriate for each country of the Territory.

8 MANUFACTURING AND SUPPLY

8.1 General responsibilities. Xenova will be responsible for the manufacture, supply and the export permit of filled Licensed Product to PharmaEngine at the supplier's premises. PharmaEngine will be responsible, at its cost, for obtaining the Licensed Product from Xenova's supplier (who may be located inside or outside the Territory) and paying any costs associated with delivery to PharmaEngine or its nominee (including the costs of shipping and insurance, and any export and import duties), and for Licensed Product labelling, packaging and distribution within the Territory.

8.2 Supply of Licensed Product for Programme Trials. PharmaEngine shall submit to Xenova


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       the estimated quantities of the Licensed Product necessary for carrying out the Programme Trials and any other tests and studies of the Licensed Product in the Territory which PharmaEngine, its Affiliates and Sub-Licensees require for the preparation of the Dossier to be filed with the Regulatory Authorities for obtaining the Marketing Authorisation of the Licensed Product in each country of the Territory, together with timing of delivery of such quantities of the Licensed Product. Xenova shall supply PharmaEngine with Licensed Product in such form and quantities as shall be then agreed upon between the Parties in writing at a price to be agreed in the Supply Agreement but that shall be not less than the price at which Xenova obtains such supplies.

8.3 Commercial supply. The Parties will enter into a Supply Agreement, to be negotiated in good faith and on commercial terms, under which Licensed Product shall be sold to PharmaEngine at a price not exceeding
       US[_] (Ex-Works, Incoterms 2000, at the supplier's premises, except that Xenova shall be responsible for obtaining export permits from the USA) per Course.

8.4 Shortage of supply. In the event that available supplies of Licensed Product are insufficient for all of Xenova5 s licensees, Xenova will apportion the available supplies of Licensed Product to its licensees (including PharmaEngine) in such proportions as Xenova considers reasonable.

9      TRADEMARKS AND PACKAGING


9.1 Product Trademark in the Territory. PharmaEngine may in its sole discretion (subject always to the terms of this Clause 9) select the Product Trademark for use on the Licensed Product in the Territory. PharmaEngine shall notify Xenova of its choice of the Product Trademark at least 12 (twelve) months prior to effecting first filing for the Marketing Authorisation of the Licensed Product and shall notify Xenova in the event that it is required by any Regulatory Authority to amend or change such Product Trademark. PharmaEngine warrants that the Product Trademark will not infringe any third party's rights and shall indemnify Xenova if it suffers liability due to a breach of this warranty. PharmaEngine undertakes that the Product Trademark shall not be one confusingly similar to, or identical to (a) any Xenova proprietary mark or logo, nor (b) any trade mark or trade name used by Xenova or its licensees outside the Territory in relation to Licensed Product.

9.2 No other trade marks. PharmaEngine shall not use any trade mark or name on or in connection with the Licensed Product other than the Product Trademark without the prior approval of Xenova, such approval not to be unreasonably withheld or delayed. Apart from the Product Trademark and any PharmaEngine Trademark, no other trade mark or logo may be affixed to the Licensed Product in any form whatsoever. PharmaEngine shall not use in its business any other trade mark confusingly similar to the Product Trademark and shall not use the Product Trademark as or as part of any corporate or trading name of PharmaEngine or any PharmaEngine Affiliate.

9.3    Labelling and packaging. PharmaEngine undertakes:

       9.3.1 to develop and design labelling and packaging for the Licensed Product in the Territory at its sole cost and expense provided always that the general quality,

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              design and content of such labelling, packaging and any
              information supplied with the Licensed Product by PharmaEngine shall be submitted to Xenova for its reference and information. PharmaEngine acknowledges that PharmaEngine shall be solely responsible for the labelling and packaging of the Licensed Product and compliance with its obligations under this Clause 9; and

       9.3.2 not to use any misleading statements or misrepresentations on the Licensed Product packaging or use any defective packaging materials and to comply in all respects with all local regulations and laws and the Marketing Authorisations of the Licensed Product in connection with the Licensed Product labelling, packaging and the information provided thereon; and

       9.3.3 not to use any packaging, which may adversely affect the Licensed Product in any way whatsoever, including the Licensed Product's approved shelf life.

10     REPRESENTATIONS BY AND AUTHORITY OF PHARMAENGINE

10.1   Undertakings. PharmaEngine undertakes:

       10.1.1 not to represent itself to any third party as the legal agent of Xenova in any manner and clearly to indicate in all correspondence and dealings relating directly or indirectly to the sale or other disposition of the Licensed Product under this Agreement that it is acting as principal; and

       10.1.2 not to bind or purport to bind or indicate any authority to bind Xenova (or otherwise any Xenova Affiliate) to any contract whatsoever, unless otherwise agreed upon between the Parties; and

       10.1.3 Not to use the corporate name or logo of Xenova (or otherwise the corporate name of any Xenova Affiliate) without Xenova's prior written consent, not to be unreasonably withheld or delayed; and

       10.1.4 not to incur any liability on behalf of Xenova or in any way pledge or purport to pledge Xenova's credit or accept any order or make any contract binding upon Xenova or give or make or purport to give or make any promises representations warranties or guarantees with reference to the Licensed Product on behalf of Xenova except such as are expressly authorised by Xenova in writing.

10.2 No authority. PharmaEngine hereby confirms that nothing contained in this Agreement shall give or be deemed to give it any authority to negotiate the sale or purchase of the Licensed Product on behalf of Xenova or to negotiate and conclude such transactions on behalf of Xenova.

10.3 Employees, etc. PharmaEngine shall be solely responsible for the acts and omissions of its employees and representatives in connection with the performance of its rights and obligations under this Agreement.

11     PAYMENTS

11.1 Consideration. In consideration of the rights and licences granted hereunder to


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       PharmaEngine in respect of the Licensed Product, PharmaEngine shall pay to Xenova the amounts described in this Clause 11.

11.2  Fixed amounts. PharmaEngine shall pay to Xenova:

       11.2.1 the sum of US[_] on the Effective Date;

       11.2.2 the sum of US[_] on first dosing of the first patient in the first Programme Trial in any part of the Territory;

       11.2.3 the sum of US[_] on grant of the first approval to market a Licensed Product in any part of the Territory for any Initial Indication; and

       11.2.4 the sum of US[_] on grant of the first approval to market a Licensed Product in any part of the Territory for any Other Indication.

11.3 Royalties. PharmaEngine shall pay to Xenova a Royalty equal to [_] of the Net Sales in each country of the Territory, provided, however, that:

       11.3.1 in respect of Net Sales of Licensed Product in an Other Indication, and if PharmaEngine has obtained Marketing Authorisation for such Other Indication in such country, and if Xenova has provided no clinical data package for that Other Indication, the Royalty shall be [_] of Net Sales; and

       11.3.2 if the cost of supply to PharmaEngine per course of treatment of Licensed Product in an Other Indication is more than 120% (one hundred and twenty percent) of the average cost of supply to PharmaEngine per course of treatment of a Licensed Product in Initial Indication(s), Xenova will consider in good faith any proposals that PharmaEngine may make for adjustment of the royalty rate for the Other Indication.

12 PAYMENT TERMS

12.1 Reporting and payment of milestones. PharmaEngine shall notify Xenova promptly of any determination, filing or approval that would trigger a payment by PharmaEngine to Xenova under Clauses 11.2.1 to 11.2.4 and the amount of the payment required. Xenova shall, after such notification, invoice PharmaEngine for such amount and PharmaEngine shall pay such amount to Xenova within 10 (ten) Business Days of receipt of such invoice.

12.2 Reporting and payment of Royalties. PharmaEngine shall, following the first Launch Date, prepare a statement in respect of each Quarter, which shall show for the Quarter in question the aggregate Net Sales. Such statement shall be submitted to Xenova within 60 (sixty) days of the end of the Quarter to which it relates together with remittance for the Royalties in respect of such Quarter.

12.3 Records. PharmaEngine shall during the term of this Agreement following the first Launch


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       Date keep true and accurate records of all Net Sales and books of account containing all the data necessary for the calculation of the Royalties and other payments due under this Agreement.

12.4 Auditing. The records and books of account referred to in Clause 12.3 shall, on reasonable prior written notice not less than 5 (five) days having been given by Xenova, be open during normal working hours on any Business Day for inspection by a public accounting firm of Xenova's own selection, except one to which PharmaEngine or Sub-licensee may have reasonable objection, not more often than once each Year, for not more than 3 (three) previous Years. Xenova may exercise such right until the end of 1 (one) year after termination or expiration of this Agreement. The cost of such inspection shall be borne by Xenova (unless the inspection reveals an underpayment of the Royalties of more than 5% (five percent), in which case the cost shall be borne by PharmaEngine) and, if such inspection reveals an underpayment of the Royalties, PharmaEngine shall pay such underpayment promptly upon receipt of an invoice in respect of the same, together with interest in accordance with Clause
       12.5. Said public accounting firm shall treat confidential, and shall not disclose to Xenova, any information other than information which shall be given to Xenova pursuant to any provision of this Agreement.

12.5 Interest. Without prejudice to Xenova's rights of termination under Clause 16 of this Agreement, if any payment under Clause 11 or any part thereof is overdue PharmaEngine shall pay interest thereon at an annual rate (but with interest accruing on a daily basis) at 3% (three percent) above LIB OR, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest by PharmaEngine (whether before or after any judgement).

12.6   Payment terms. All sums due to Xenova under this Agreement:

       12.6.1 are, unless otherwise expressly stated, exclusive of any Value Added Tax or equivalent sales tax which shall be payable (if applicable) on submission by Xenova of valid Value Added Tax invoices in respect thereof;

       12.6.2 shall be paid in full without deduction of withholding taxes, charges and other duties except insofar as Xenova shall be capable of obtaining a full credit therefore. The Parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available;

       12.6.3 shall be paid in United States Dollars ("US$"). Where any Royalties or other sums falling due in any period covered by the written statements referred to in Clause 12.1 are calculated in a currency other than US$, they shall be converted into US$ by reference to the exchange rate applying when the monies are actually converted into US$ if this occurs during the period covered by the written statement referred to in Clause 12.1; or in the event the monies are not actually converted into US$, the exchange rate of Barclays Bank plc ruling in London on the last day of the Quarter covered by the written statement referred to in Clause 12.2,

13 CONFIDENTIALITY

13.1 Undertaking by PharmaEngine. PharmaEngine undertakes that in relation to all confidential


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       information which has been disclosed to PharmaEngine pursuant to any provision of this Agreement or which it may generate during the term of this Agreement (such confidential information to include all information relating to the API and/or the Licensed Products and to include all Programme Data and the Dossier) (collectively "Confidential Information"), it will keep the same secret and confidential, will use the same only to the extent as may reasonably be required in connection with the performance of its obligations under this Agreement and will not at any time for any reason whatsoever disclose or permit the same to be disclosed to any third party (save as provided in Clause 13.4 and 13.5 below).

13.2 Undertaking by Xenova. Xenova undertakes that in relation to all Confidential Information which has been disclosed to Xenova pursuant to any provision of this Agreement, it will keep the same secret and confidential, will use the same only to extent as may reasonably be required in connection with securing the Marketing Authorization of any products which contain or consist of the API in any countries outside of the Territory and will not at any time for any reason whatsoever disclose or permit the same to be disclosed to any third party (save as provided in Clause 13.4 and 13.5 below).

13.3 Exceptions. The obligations of confidentiality contained in this Clause 13 shall not extend to any part of the Confidential Information which the recipient of such Confidential Information can show by documentary evidence that such Confidential Information:

       13.3.1 was received prior to the date upon which it was received from the other Party or becomes (otherwise than by reason of any default by such recipient) freely available to the general public: or

       13.3.2 was legally in the possession or control of such recipient prior to the date upon which it was received from the other Party, free of any obligation of confidentiality; or

       13.3.3 came into its possession or control legally from a third party free of any obligation of confidentiality and otherwise than by reason of any breach of any obligation of confidentiality by such third party subsequent to the date of this Agreement.

13.4 Disclosure to court, etc. In the event that either Party is required at any time whilst it shall retain any Confidential Information received from the other Party under this Agreement by any relevant law or regulation to disclose all or any part of such Confidential Information:

       13.4.1 it shall forthwith notify the other Party of such part of the Confidential Information as may be required to be disclosed by law, the extent to which such disclosure is required and the circumstances in which such disclosure is required or effected pursuant to any applicable law; and

       13.4.2 it shall keep the other Party informed of the extent and nature of such disclosure; and

       13.4.3 it shall ensure that any party to whom all or any part of the Confidential Information is disclosed by reason of any disclosure required by law is made fully aware of the confidentiality obligations attaching to the Confidential Information and shall (insofar as is possible) procure an equivalent obligation of confidentiality from any

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       such party.


13.5 Permitted disclosures. Notwithstanding the provisions of this Clause 13, either Party shall be entitled to disclose Confidential Information received from the other Party hereunder to its Affiliates and Sub-Licensees (or, in the case of Xenova, to its licensees outside the Territory) and their agents, representatives, employees consultants, actual and potential investors (collectively "Third Party Recipients") to the extent necessary to facilitate the performance of its obligations hereunder and as may be required to exercise the rights granted to it hereunder. Provided that any such disclosure is limited only to what is necessary to effect the same and it shall procure that any Third Party Recipient shall be bound by obligations of confidentiality substantially similar to the provisions of this Clause 13.

13.6 Continuing effect of CDA. The Parties undertake to continue to comply with the provisions of the Confidentiality Agreement dated December 19th 2003. Provided that in the event of any ambiguity or discrepancy between this Agreement and the Confidentiality Agreement the terms of this Agreement shall prevail.

13.7 Press releases, etc. Subject to the provisions of Clause 13.8, PharmaEngine shall not issue any press release or communication to be published by or in the media in any manner concerning the subject matter of this Agreement without the prior written consent of Xenova (such consent not to be unreasonably withheld or delayed).

13.8 Regulatory disclosures. If a Party is reasonably required to make any announcement concerning the transaction contemplated by this Agreement or any ancillary matter:

       13.8.1 by law or by the rules of any securities exchange or regulatory or governmental body to which either Party is subject, or

       13.8.2 in connection with information supplied to its shareholders from time to time;

       the announcement shall only be made after consultation with and the prior agreement of the other Party as to the terms and timetable for publication of any announcement (such consultation or prior agreement to be sought within a reasonable timescale and not to be unreasonably withheld or delayed by the other Party).

13.9 Duration. The obligations of both Parties under this Clause 13 shall remain in force during the term of this Agreement and continue thereafter for a period of 10 (ten) years.

14     PRODUCT LIABILITY

14.1 Indemnity by Xenova. Xenova shall indemnify and hold PharmaEngine, its Affiliates and Sub-licensees and their employees, agents, directors, officers and consultants harmless from any liability for costs and damages in respect of claims made against it for death or personal injury which has resulted from the use of the Licensed Product purchased from Xenova and which is attributable to the nature and properties of the Licensed Product (except that no such indemnity and hold harmless is given to the extent that such death or personal injury has resulted from any matter for which PharmaEngine is required to indemnify Xenova under Clause 14.2). However, Xenova shall not be required to give the indemnity and hold harmless referred to in the previous sentence of this clause, if:

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       14.1.1 PharmaEngine has not complied with all terms of this Agreement relating to the Licensed Product and such non-compliance has caused the death or personal injury;

       14.1.2 PharmaEngine has not observed all reasonable instructions given by Xenova in respect of the Licensed Product, including instructions as to warning to be given with respect to potential and actual adverse effects of the Licensed Product and instructions to cease the sale of the Licensed Product because of such potential or actual adverse effects; or

       14.1.3 PharmaEngine has not immediately advised Xenova in writing of any Adverse Event of which it may become aware in accordance with Clause 7.4.

14.2 Indemnity by PharmaEngine. PharmaEngine shall indemnify and hold Xenova, its Affiliates and licensees and their employees, agents, directors, officers and consultants harmless from any liability for costs and damages in respect of claims made against it for death or personal injury which has resulted from any negligent act or default or omission of PharmaEngine, its Affiliates or Sub-Licensee or their respective employees, agents, directors, officers or consultants whether in the labelling, packaging, sales, or promotion of the Licensed Product or otherwise, or where any Licensed Product defect was reasonably discoverable upon inspection by PharmaEngine, its Affiliates or Sub-Licensee.

14.3 Conditions. The indemnities given in this Clause 14 shall be subject to the following conditions:

       14.3.1 The indemnified Party shall immediately advise the indemnifying Party of, and permit the Indemnifying Party to have full control of, any legal proceedings brought by any third party and will give to the indemnifying Party all reasonable assistance (excluding financial assistance) that the indemnifying Party may require in connection with such proceedings; and

       14.3.2 The indemnified Party shall not communicate with any third party or make any statement or omission regarding liability in respect of any such legal proceedings.

15     WARRANTIES

15.1   Mutual warranties. Each Party warrants that:

       15.1.1 it has provided the other Party in writing with full details of all of its shareholders that hold 5% (five percent) or more of its share capital and of any other persons that may control or influence its activities;

       15.1.2 it is a corporation duly organized and in good standing under the laws of England (in the case of Xenova) or Taiwan (in the case of PharmaEngine), and it has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

       15.1.3 it has the full right, power and authority to enter into this Agreement and to grant the rights and licences granted by it under this Agreement;

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       15.1.4 there are no existing or, to its knowledge, threatened actions, suits or claims pending with respect to the subject matter hereof or its right to enter into and perform its obligations under this Agreement;

       15.1.5 it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

       15.1.6 this Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally and subject to any applicable competition laws;

       15.1.7 all Permits required to be obtained by it in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement will be obtained and, in the case of PharmaEngine, all Permits will be obtained in relation to its conduct of activities in each country of the Territory; and

       15.1.8 the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with, or constitute a default under, any of its contractual obligations.

15.2 Third party claims. In the event that an exercise by PharmaEngine of the rights and licences granted hereunder in the Territory would constitute an infringement of any patent right of third party, either Party shall, as soon as possible it becomes aware of the same, notify the other Party thereof, giving in such notice full detail known to it of the patent right of such third party and extent of any alleged infringement. The Parties shall then discuss the situation and, if and to the extent necessary to permit PharmaEngine to practise the rights and licences granted hereunder, shall use their reasonable efforts to obtain an appropriate licence from such third party. The Parties shall, in negotiating such licence with such third party, make every effort to minimize the royalties payable thereunder. Any royalties or other costs associated with such licence shall be borne by PharmaEngine and shall not be deducted from any payment under this Agreement

16     TERMINATION

16.1 Commencement and expiry. This Agreement shall commence on the Effective Date and continue thereafter until expiration of 10 (ten) years following the first Launch Date in each country in the Territory, unless terminated earlier by either Party pursuant to any provision of this Agreement.

16.2 Termination for breach or insolvency. Without prejudice to any other right or remedy that it may have, either Party (as the case may be) ("the Non Defaulting Party") will be entitled to terminate this Agreement as a whole, or in respect of one or more countries in the Territory, forthwith by notice in writing if:

       16.2.1 the other Party ("the Defaulting Party") commits a material breach of its obligations under this Agreement which (if capable of remedy) is not remedied within [_] of written notice requiring it to be remedied being received by the Defaulting

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              Party; or

       16.2.2 the Defaulting Party becomes unable to pay its debts as they become due in the ordinary course of business or goes into either compulsory or voluntary liquidation (except for the purposes of reconstruction or amalgamation previously notified to and approved by the Non Defaulting Party (such approval not to be unreasonably withheld or delayed)) or a receiver or administrator receiver is appointed in respect of the whole or any part of its assets or it is the subject of any petition for the appointment of an administrator or if it makes or proposes any assignment or arrangement for the benefit of its creditors generally or shall otherwise become subject to or seek relief under any law relating to insolvency in any jurisdiction relevant to the Defaulting Party.

16.3 Termination by Xenova. Without prejudice to any other right or remedy that it may have, Xenova may terminate this Agreement as a whole, or in respect of one or more countries in the Territory, forthwith by notice in writing to PharmaEngine given at any time:

       16.3.1 if PharmaEngine fails to achieve any of the events referred to in Clauses 4.3.1 to 4.3.5 and 4.4.1 to 4.4.5 by the date for such achievement set out in such Clause; or

       16.3.2 if PharmaEngine does not have any necessary Permits, or is otherwise not in a position, to conduct business in any country of the Territory

16.4 Termination without cause. PharmaEngine may terminate this Agreement as a whole, or in respect of one or more countries of the Territory, by service of [_] notice in writing to Xenova at any time during the term of this Agreement.

16.5 Alternative to termination. If at any time Xenova is entitled to terminate this Agreement under Clause 16.2 or 16.3 it may elect, as an alternative to termination, to convert the licences granted under Clause 2 into a Co-Exclusive Licence. For the purposes of this Agreement, "Co-Exclusive Licence" means that in addition to PharmaEngine, Xenova may appoint one other licensee for Licensed Product in any or all parts of the Territory, and/or develop and/or commercialise Licensed Product itself in any or all parts of the Territory. If Xenova exercises its rights under this Clause 16.5, PharmaEngine shall take all steps necessary to enable Xenova or its licensee to exercise their rights under this Clause and to facilitate the exercise of such rights, including, where applicable:

       16.5.1 Transferring any Permits obtained by PharmaEngine or its Sub-licensee(s) into the joint names of PharmaEngine and Xenova or its other licensee; and

       16.5.2 Making available to Xenova's licensee any data generated by PharmaEngine and/or its Sub-licensee(s) in relation to its or their activities under this Agreement.

17     CONSEQUENCES OF TERMINATION

17.1 Termination by Xenova. Upon any termination of this Agreement, PharmaEngine shall forthwith as at the effective date of termination:

       17.1.1 return to Xenova the Dossier, all Programme Data and any other documents, materials, data or information received from Xenova hereunder and within its

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              possession or Control containing or evidencing any Intellectual
              Property of Xenova and all Confidential Information of Xenova; and

       17.1.2 subject only to Clause 17.4, cease all exploitation and marketing of the Licensed Product provided always that PharmaEngine shall be entitled to continue to sell the Licensed Product for a period of 6 (six) calendar months thereafter in order to fulfil existing orders only (subject always to payment of the Royalties) and provided that PharmaEngine shall not sell such stock in a manner detrimental to the market for the Licensed Product in the Territory;

       17.1.3 give or procure for Xenova access to all data filed in connection with the Marketing Authorisations for the Licensed Product in the Territory;

       17.1.4 allow Xenova to cross-reference the file(s) relating to the Licensed Product held by each Regulatory Authority and by each other authority that has issued any Permits with respect to Licensed Product in relation to the Territory, for the purpose of transferring the Marketing Authorisation and Permits for the Licensed Product in each country of the Territory to Xenova or such other person as it may then nominate;

       17.1.5 take such action and execute such agreements and instruments as may be reasonably required by Xenova to transfer (where possible) all Marketing Authorisations and Permits to Xenova or such other person as it may then nominate;

       17.1.6 subject to PharmaEngine's right to sell its stocks of the Licensed Products pursuant to Clause 17.1.2, transfer the adverse event database for the Licensed Product in the Territory to Xenova;

       17.1.7 take such action and execute such agreements and instruments as may be reasonably required by Xenova to transfer the Product Trademark to Xenova for a nominal consideration; and

       17.1.8 in the event of termination during the course of any Programme Trials, use all Commercially Reasonable Efforts to effect an orderly transfer to Xenova (or such other person as it may then direct) of the management and conduct of such Programme Trials, and continue to effect such Programme Trials for and on behalf of Xenova until such time as such orderly transfer can be effected and PharmaEngine acknowledges that in the event of such termination it shall not be entitled to any reimbursement or repayment of any sums paid to Xenova under the terms of this Agreement prior to the effective date of termination, subject to the provision of Clause 17.2.

17.2 Uninterrupted supply. Notwithstanding termination of this Agreement, pending transfer of the Marketing Authorisation of the Licensed Product to Xenova (or such other person as it may then direct), PharmaEngine shall at Xenova's request take such action as may be reasonably required by Xenova to ensure that supplies to patients within the Territory being treated, or requesting treatment, with the Licensed Product are not interrupted.

17.3 Surviving terms. Termination or expiry of this Agreement for any cause shall not bring to an



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       end:

       17.3.1 PharmaEngine's obligation to pay the Royalties (whether before or after termination) or other sums which have accrued to Xenova up to and including the effective date of termination; or

       17.3.2 Any provision of this Agreement which in order for full effect to be given thereto needs to survive termination of this Agreement, and (for the avoidance of doubt) the provisions of Clause 13, shall continue in full force and effect in accordance with their terms.

17.4 Sub-licences. In the event of any termination of this Agreement by Xenova, Xenova may at its option confirm the continuation of any Sub-licences in order that such Sub-licences may continue in accordance with their terms provided always that Xenova shall not be under any continuing liability to perform any obligations of PharmaEngine contained in any such Sub-licence to the extent that the performance of any such obligations might require the provision of personnel or otherwise expenditure by Xenova.

18     GENERAL

18.1 Entire agreement. Save for the Confidentiality Agreement dated 19th December 2003 between the Parties, this Agreement shall constitute the entire agreement between the Parties in relation to its subject matter. Each Party acknowledges that in entering into this Agreement it does not do so on the basis of and does not rely on any representation, warranty, or other provision except as expressly provided in this Agreement and all conditions, warranties and other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law; provided that nothing in this Agreement should be construed as limiting or excluding liability for fraud.

18.2 Assignment. Neither Party shall assign, charge or transfer this Agreement to a third party without the written consent of the other, which consent shall not unreasonably be withheld or delayed provided always that:

       18.2.1 either Party may assign and transfer its rights and obligations under this Agreement (in whole but not in part) to any Affiliate without obtaining the prior consent of the other Party provided that the performance by its Affiliate of its obligations hereunder is guaranteed by the assignor and the assignor gives prior written notice to the other of such assignment; and

       18.2.2 Xenova may assign and transfer its rights and obligations under this Agreement (in whole but not in part) to any person to whom it transfers all or substantially all of its assets or business relating to API and/or Licensed Product.

18.3 No agency etc. Neither Party is authorised to act as the agent of the other for any purpose whatsoever and neither Party shall on behalf of the other enter into, or make, or purport to enter into or make or represent that it has any authority to enter into or make any representation or warranty. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties and neither of the Parties shall do or suffer to be done anything whereby it might be represented as a partner of the other Party.

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18.4   Costs. Each of the Parties shall bear its own cost and expenses incidental to the preparation, negotiation and execution of this Agreement.

18.5 Amendment and waiver. Any agreement to amend, vary or modify the terms of this Agreement in any manner shall be valid only if the amendment, variation or modification is effected in writing and signed by duly authorised representatives of each of the Parties. No delay by either Party in enforcing any of the provisions of this Agreement shall be deemed a waiver of that Party's right subsequently to enforce such provision.

18.6 Severance. If any term or provision of any part thereof contained herein shall be declared or become unenforceable invalid or illegal in any respect under the law of any relevant jurisdiction, such term or provision or part thereof shall be deemed to have been severed from the remaining terms of this Agreement and the terms and conditions hereof shall remain in full force and effect as if this Agreement had been executed without the offending provision appearing herein; and the Parties shall endeavour to agree an amendment which to the fullest extent possible will give lawful effect to their intentions as expressed in any term or provision severed under this Clause.

18.7   Notices.

       18.7.1 Any notice required to be given under this Agreement shall be in writing and delivered by hand and/or sent by an international courier company ("courier") or facsimile (in the case of facsimile to be confirmed in writing and delivered by hand and/or sent by courier within four Business Days of being sent by facsimile) to the addresses set out at the head of this Agreement and marked for the attention of the Chief Executive Officer.

       18.7.2 The fax numbers of each Party are as follows: Xenova - +44 1753 706 615; PharmaEngine - + 886-2 2515 7558.

       18.7.3 A notice shall be deemed to have been served as follows:

              (a)    if delivered by hand, at the time of delivery;

              (b) If delivered by courier, the expiration of 4 (four) Business Days after the envelope containing the same was delivered into the custody of the courier service;

              (c) if sent by facsimile and transmission is automatically acknowledged, at the expiration of 2 (two) hours after the same was despatched;

              except that if a notice or other communication would be deemed to be delivered under the above provisions on a day that is not a Business Day in the country of receipt or after 5.00 pm in that country, then it shall be deemed instead to have been delivered at
              9.00 am on the next Business Day in that country.

       18.7.4 In proving service of any notice, it shall be sufficient to show that delivery by hand was made, or in the case of courier delivery, that the envelope containing the communication was properly addressed and delivered into the custody of the courier as a prepaid courier package or, in the case of a facsimile, by production of a

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                 confirmatory transmission report.

18.8 Force majeure. In the event that the performance of the obligations of either Party is prevented, restricted or hindered by any event of Force Majeure, such Party:

       18.8.1 shall not be liable to the other Party for any damages arising from any breach of the terms of this Agreement caused by Force Majeure; and

       18.8.2 shall immediately serve notice in writing on the other Party specifying the nature of the Force Majeure, their effect upon its performance of this Agreement and the period of time in which they are anticipated to apply; and

       18.8.3 shall use its reasonable endeavours to overcome the Force Majeure and resume its proper performance of its obligations under this Agreement; and

       18.8.4 If the circumstances referred to in this Clause prevail for a continuous period in excess of 3 (three) months, the Party notified of such circumstances may, without prejudice to any other rights or remedies which may be available to it, terminate this Agreement with immediate effect by giving written notice of termination to the other. In the event of any such termination by either Party the provisions of Clause 17.1 shall apply.

18.9 Third party rights. A person who is not a Party to this Agreement has no right under the (UK) Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

18.10  Dispute resolution.

       18.10.1 Within 7 (seven) Business Days of either Party becoming aware of any dispute relating in any manner to this Agreement or the terms hereof (but subject to Clause 18.10.4) it shall prepare and submit to the Chief Executive Officer or such other senior manager as may be nominated from time to time for such purpose ("Senior Representatives") of each of the Parties a memorandum or statement setting out its position in respect of the matter in dispute and its reasons for adopting that position. The other Party shall within 7 (seven) Business Days of receipt of the memorandum or statement prepare and submit to the other Party a memorandum or statement setting out like particulars on its own behalf and the Senior Representatives shall consider the dispute in the light of those statements.

       18.10.2 If the Senior Representatives agree upon the resolution of the dispute they shall issue a joint statement setting out the agreed terms and shall exercise powers available to them to procure that the agreed terms are fully and promptly carried into effect.

       18.10.3 If the dispute is not resolved or disposed of in accordance with this Clause 18.10, within 30 (thirty) days of compliance with the terms of Clause 18.10.1; or if either Party shall fail to comply with the terms of Clause 18.10.2, either Party may by notice in writing propose terms for the mediation of the dispute, and the other Party

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              shall consider any such proposal in good faith but shall not be bound to agree to the proposal or delay for more than 30 days the initiation of legal proceedings under Clause 18.11.

       18.10.4 The provisions of this Clause 18.10 shall not apply to any dispute arising in relation to any matter brought before the JDCC, where the provisions of Clause 4.2.5 shall apply.

18.11 Law and jurisdiction. Any controversy or claim of whatsoever nature arising out of or relating in any manner whatsoever to this Agreement or any breach of any terms of this Agreement shall be governed by and construed in all respects in accordance with the laws of England, Any dispute arising out of or in connection with this Agreement, including any dispute regarding its existing, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The Tribunal shall consist of 3 (three) arbitrators. Unless otherwise required by SIAC, each of the Parties shall be entitled to appoint 1 (one) arbitrator, and those 2 (two) arbitrators shall together appoint a 3rd (third) arbitrator, or in the absence of any such appointment, the Chairman of SIAC shall appoint the arbitrators). The language of the arbitration shall be English.

AGREED BY THE PARTIES THROUGH THEIR AUTHORISED SIGNATORIES:

FOR AND ON BEHALF OF PHARMAENGINE, INC.      FOR AND ON BEHALF OF XENOVA LIMITED


/s/GRACE YEH                                 /s/DAVID OXLADE
----------------------------                 ----------------------
signed                                       signed

GRACE YEH                                    DAVID OXLADE
----------------------------                 ----------------------
name                                         name

CHIEF EXECUTIVE OFFICER                      CHIEF EXECUTIVE OFFICER
----------------------------                 ----------------------
title                                        title




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